September 2008
Pricing Sheet dated September 10, 2008 relating to
Preliminary Terms No. 786 dated September 9, 2008
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the iShares® MSCI Brazil Index Fund due September 17, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – SEPTEMBER 10, 2008
Issuer:	Morgan Stanley
Maturity date:	September 17, 2010
Underlying shares:	Shares of the iShares® MSCI Brazil Index Fund
Aggregate principal amount:	$2,210,000
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$57.76, the price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	September 15, 2010, subject to adjustment for certain market disruption events
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$16.00 per PLUS (160% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	September 10, 2008
Original issue date:	September 18, 2008 (6 business days after the pricing date)
CUSIP:	617483656
Listing:	The PLUS will not be listed on any securities exchange
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$10	$0.175	$9.825
Total	$2,210,000	$38,675	$2,171,325
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 786 dated September 9, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.